FREE WRITING PROSPECTUS Dated April 9, 2024	Filed Pursuant to Rule 433 Registration No. 333-264720 Registration No. 333-264720-01 Registration No. 333-264720-03

$874.71mm  World Omni Automobile Lease Securitization Trust (WOLS) 2024-A

 Jt-Leads: BofA (struc), MUFG, TD, Wells

Co-Mgrs:  Truist, US Bancorp

CLS	SZ($mm)	WAL	S&P/FTCH	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PRICE
A-1	112.000	0.23	A-1+/F-1+	1-6	10/24	04/15/25	I-CURV	+13	5.501		100.00000
A-2A	85.000	1.28	AAA/AAA	6-24	04/26	02/16/27	I-CURV	+44	5.389	5.32	99.98839
A-2B	240.000	1.28	AAA/AAA	6-24	04/26	02/16/27	SOFR30A	+43			100.00000
A-3	325.000	2.30	AAA/AAA	24-31	11/26	10/15/27	I-CURV	+64	5.322	5.26	99.99156
A-4	65.650	2.64	AAA/AAA	31-33	01/27	09/17/29	I-CURV	+70	5.317	5.25	99.97778
B	47.060	2.75	AA/AA	33-34	02/27	09/17/29	I-CURV	+110	5.696	5.62	99.97576

Priced 4/9/24

BILL & DELIVER	: BofA		DEAL SIZE	: $874.71mm
EXPECTED RATINGS	: S&P, Fitch		BBG TICKER	: WOLS 2024-A	SSAP : OMNI24
ERISA ELIGIBLE	: Yes		FORMAT	: SEC Registered
EXPECTED SETTLE	: 4/17/24		FIRST PAY DATE	: 5/15/24
MIN DENOMS	: $1k x $1k		PXG SPEED	: 75% PPC to maturity
INTEXNET	: baswolt24a	KBYU	https://dealroadshow.com/e/WOLS24A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.